Exhibit 10.22

TERMS AND CONDITIONS APPLICABLE TO BSA 27 EQUITY WARRANTS

CHARACTERISTICS OF BSA 27 EQUITY WARRANTS

Form

The BSA 27 are created exclusively as registered securities, and as such, will be registered in book-entry form.

Issue price

The BSA 27 shall be issued at a price of €0.286 per BSA 27, to be fully paid-up at the time of their subscription.

Transfer

All BSA 27 are freely transferable.

Listing

Listing of the BSA 27 on a regulated stock market has not been requested.

TERMS AND CONDITIONS OF EXERCISE OF BSA 27 EQUITY WARRANTS

Parity ratio - Exercise price

The exercise of one (1) BSA 27 permits subscription for (1) one new ordinary share of the Company, subject to adjustments that may be made pursuant to article L. 228-99, 3° of the French Commercial code.

Each BSA 27 can only be exercised once.

The subscription price for one (1) new ordinary share shall be €2.574 (hereinafter the “Subscription Price”).

The Subscription Price shall be payable in full on subscription of the shares, either in cash (wire transfer or cheque) or by offsetting debt that is uncontested, liquid, and immediately enforceable against the Company.

Term of exercise

Each BSA 27 equity warrant shall be exercisable during one of the four periods defined below, over a maximum period of five (5) years from issuance.

The 100,000 BSA 27 are distributed in four (4) different tranches of 25,000 BSA 27 each, corresponding to each one of the exercise periods.

Four exercise periods are hereby defined, with the following opening and closing dates (subject to the suspension cases as described hereinafter):

•	1st exercise period: from December 15, 2018 to December 14, 2019 inclusive.

During the 1st exercise period, a total number of 25,000 BSA 27 may be exercised at maximum, on one or more occasions. Therefore, the beneficiaries will be entitled to exercise up to twenty-five percent (25%) of their BSA 27. The BSA 27 exercisable during this 1st exercise period are referred to as “BSA 27 – T1”.

Any BSA 27 - T1 which are not validly exercised during that 1st exercise period shall lapse by operation of law at the end of the last day of such period. Any such lapsed BSA 27 shall lose all their value and in this respect, the relevant beneficiary shall not be entitled to any right of indemnification whatsoever.

•	2nd exercise period: from December 15, 2019 to December 14, 2020 inclusive.

During the 2nd exercise period, a total number of 25,000 BSA 27 may be exercised at maximum, on one or more occasions. Therefore, the beneficiaries will be entitled to exercise up to twenty- five percent (25%) of their BSA 27. The BSA 27 exercisable during this 2nd exercise period are referred to as “BSA 27 - T2”.

Any BSA 27 - T2 which are not validly exercised during that 2nd exercise period shall lapse by operation of law at the end of the last day of such period. Any such lapsed BSA 27 shall lose all their value and in this respect, the relevant beneficiary shall not be entitled to any right of indemnification whatsoever.

•	3rd exercise period: from December 15, 2020 to December 14, 2021 inclusive.

During the 3rd exercise period, a total number of 25,000 BSA 27 may be exercised at maximum, on one or more occasions. Therefore, the beneficiaries will be entitled to exercise up to twenty- five percent (25%) of their BSA 27. The BSA 27 exercisable during this 3rd exercise period are referred to as “BSA 27 - T3”.

Any BSA 27 - T3 which are not validly exercised during that 3rd exercise period shall lapse by operation of law at the end of the last day of such period. Any such lapsed BSA 27 shall lose all their value and in this respect, the relevant beneficiary shall not be entitled to any right of indemnification whatsoever.

•	4th exercise period: from December 15, 2021 to December 14, 2022 inclusive.

During the 4th exercise period, a total number of 25,000 BSA 27 may be exercised at maximum, on one or more occasions. Therefore, the beneficiaries will be entitled to exercise up to twenty- five percent (25%) of their BSA 27. The BSA 27 exercisable during this 4th exercise period are referred to as “BSA 27 - T4”.

Any BSA 27 - T4 which are not validly exercised during that 4th exercise period shall lapse by operation of law at the end of the last day of such period. Any such lapsed BSA 27 shall lose all their value and in this respect, the relevant beneficiary shall not be entitled to any right of indemnification whatsoever.

Suspension in the exercise of BSA 27

The exercise of BSA 27 may be suspended by the Management Board of the Company during a maximum period of three months in the event new securities, including securities giving access to the shares capital, are issued, or in the event of a merger or division of the Company.

Suspension of the right to exercise will accordingly postpone the closing date of the affected exercise period, without changing the dates applicable to the following exercise periods.

Terms and conditions of exercise of BSA 27

The beneficiaries shall exercise one or more of their BSA 27 by delivering a share subscription form to the Company, either by post or by email; it being understood that (a) the Company must receive such form within the relevant exercise period as defined above, and (b) the Subscription Price for the new ordinary shares must be paid in full either in cash or by offsetting debt that is uncontested, liquid, and immediately enforceable against the Company, simultaneously with the submission of the subscription form for new ordinary shares.

PROTECTING THE HOLDERS OF BSA 27 EQUITY WARRANTS

Grouping into one legal body

In accordance with article L. 228-103 of the French Commercial code, all BSA 27 holders are grouped for the defense of their common interests into one body constituting a legal entity. The decisions of such group will be adopted pursuant to general meetings under the conditions of quorum and majority provided by law, it being understood that each BSA 27 shall give the right to one vote.

The meetings of BSA 27 holders shall be called to authorize any amendment to these terms and conditions and to decide on all decisions relating to the terms and conditions of subscription and allocation of the capital securities as determined in the decision of the general meeting having authorized the issuance of BSA 27.

Legal restrictions and maintenance of the rights of BSA 27 holders

If the Company (i) issues, in any form whatsoever, new shares with a preferential subscription right reserved for its shareholders or from the capitalization of reserves, profits or additional paid-in capital, (ii) distributes reserves or additional paid-in capital, (iii) changes the distribution of its profits by creating preference shares, or (iv) merges with another company or is taken over, the rights of BSA 27 holders shall be maintained on the terms set out in articles L. 228-99 to L. 228-102 of the French Commercial code.

In addition, the consent of BSA 27 holders must be obtained under and for operations provided for by the regulations in force, according to the terms stipulated in said regulations.

If authorization is not given by the BSA 27 holders in accordance with the provisions of article L. 228-98 of the French Commercial code, the Company shall not, from the actual issuing of said BSA 27, and more generally of any security giving an entitlement to shares (i) repay its share capital (ii) modify its profit distribution rules and (iii) modify its form or purpose.

In the event of a reduction in the capital of the Company, prompted by losses, by a reduction either in the nominal amount of the shares or in the number of shares, the rights of BSA 27 holders will be reduced as a result, as if they had exercised their rights before the date on which the reduction in capital became final, in accordance with article L. 228-98 of the French Commercial code.

EFFECTS OF EXERCISING BSA 27 EQUITY WARRANTS

Capital increase corresponding to the exercise of BSA 27

The capital increase resulting from the exercise of BSA 27 will become final by the sole fact of subscribing for new ordinary shares in compliance with, carried out in compliance with the exercise procedures defined above.

At any time, and no later than one month following the end of each accounting period, the Management Board of the Company shall record, as applicable, the number and amount of ordinary shares subscribed for and issued during that exercise period, and make all appropriate modifications to the articles of association (involving in particular the amount of the share capital and the number of shares they represent) and shall be vested with all powers necessary to carry out the resulting formalities.

Date of record for shares resulting from the exercise of BSA 27

New shares issued as a result of exercising BSA 27 will be subject to all statutory provisions, will be fungible with the existing shares and will carry full rights to coupons for the current fiscal year from their issue date, and to dividends from the first day of that fiscal year.

VALNEVA

A European Company with a Management Board and a Supervisory Board with a share capital of €13,645,584.30

Registered office: 6 rue Alain Bombard, 44800 Saint-Herblain

Registration No. 422 497 560 RCS Nantes

The Management Board, in its decisions dated December 7 and 15, 2017, using the powers granted by the Extraordinary General Meeting held on June 30, 2016 pursuant to its resolutions 32 and 33, and in accordance with the Supervisory Board decisions dated January 27, 2017 and September 27, 2017, authorizing the Management Board to issue 100,000 BSA 27 equity warrants for the benefit of Supervisory Board members (natural persons) who were already members of the Board when the initial authorization was delivered, i.e. January 27, 2017, according to the following breakdown: 25,000 BSA 27 equity warrants for the Chair of the Supervisory Board and 12,500 BSA 27 equity warrants for each of the other Supervisory Board members, noting that the Supervisory Board members subscribed for 87,500 BSA 27 equity warrants, decided to issue 87,500 BSA 27 equity warrants upon the Terms and Conditions applicable to BSA 27 equity warrants.

The exercise of one (1) BSA equity warrant allows to subscribe for one (1) new ordinary share of the Company.

Each BSA 27 equity warrant can only be exercised once.

The subscription price for one (1) new ordinary share shall be €2.574.

BSA 27 equity warrants exercise periods:

•	1st exercise period: from December 15, 2018 to December 14, 2019. The beneficiaries will be entitled to exercise up to twenty-five percent (25%) of their BSA 27 equity warrants;

•	2nd exercise period: from December 15, 2019 to December 14, 2020. The beneficiaries will be entitled to exercise up to twenty-five percent (25%) of their BSA 27 equity warrants;

•	3rd exercise period: from December 15, 2020 to December 14, 2021. The beneficiaries will be entitled to exercise up to twenty-five percent (25%) of their BSA 27 equity warrants;

•	4th exercise period: from December 15, 2021 to December 14, 2022. The beneficiaries will be entitled to exercise up to twenty-five percent (25%) of their BSA 27 equity warrants;

WARRANT EXERCISE AND SHARE PAYMENT FORM

I,                                                                                                                                                                                                                                                  1

Residing at                                                                                                                                                                                                                                  2

Holder of                                                  3 BSA 27 equity warrants,

After having duly read the Valneva SE’s Articles of Association and the Terms and Conditions applicable to BSA 27 equity warrants, exercising the subscription right conferred by                                                  4 BSA 27 equity warrants,

[1]	First name and Last name
[2]	Full address, including country
[3]	Total number of BSA 27 equity warrants owned under the plan, e.g. 12,500
[4]	Maximum number of BSA that can presently be exercised, e.g. 3,125

Hereby exercise                                         5 BSA 27-T3 equity warrants, and accordingly subscribe for                                         6 new ordinary shares with a nominal value of €0.15,

Am paying the subscription price for these shares i.e. the sum of                                         7 (€                    8) today, by wire transfer to the Company’s bank account No. 08102590963 (IBAN FR76 1444 5004 0008 1025 9096 367) held in Caisse d’Epargne Bretagne Pays de Loire, 180 Ter Route de Vannes, 44700 Orvault - France (BIC CEPAFRPP444).

I acknowledge that a copy of this subscription form has been given to me.

In                                         9, on                                        10

Signature:

(Signature to be preceded by the following handwritten sentence: « I agree to subscribe for                                          (                    ) shares”)

[5]	Number of BSA 27-T3 equity warrants you want to exercise now. If you would like to exercise the entire tranche, this number is the same as the number in the preceding sentence (e.g. 3,125)
[6]	The number of shares is currently the same as the number of BSA equity warrants you are exercising.
[7]	Amount in words.
[8]	Amount in number.
[9]	Place.
[10]	Date (please write the month as a word, possibly shortened to the first 3 or 4 letters, not as a number).